EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                       WEST METRO FINANCIAL SERVICES, INC.

1.   NAME.  The name of the Corporation is WEST METRO FINANCIAL SERVICES, INC
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2.   AUTHORIZED CAPITAL.
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     (a) The Corporation is authorized to issue twelve million (12,000,000) shares, consisting of 10,000,000 shares of common stock, $1.00 par value (the "Common Stock"), and 2,000,000 shares of preferred stock, no par value (the "Preferred Stock").

     (b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (i) The number of shares constituting that series and the distinctive designation of that series;

          (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

          (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

          (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (viii) Any other relative rights, preferences and limitations of that series.

3.   REGISTERED AGENT AND REGISTERED OFFICE.  The name and address of the
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     initial Registered Agent and the Registered Office of the Corporation are as follows:

          NAME                  ADDRESS(INCLUDING COUNTY)
          ----                  -------------------------

          J. Michael Womble     361 Memorial Drive West
                                Dallas, Georgia 30132
                                Paulding County

4.   INCORPORATOR.  The name and address of the incorporator are as follows:
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          NAME                  ADDRESS
          ----                  -------

          David Valentino       Powell, Goldstein, Frazer & Murphy LLP
                                16th Floor
                                191 Peachtree Street, N.E.
                                Atlanta, Georgia 30303

5.   PRINCIPAL OFFICE.  The mailing address of the initial principal office of
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     the Corporation is as follows:

                          361 Memorial Drive West
                          Dallas, Georgia 30132

6.   INITIAL BOARD OF DIRECTORS.  The initial Board of Directors shall consist
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     of 7 members who shall be and whose addresses are as follows:

          NAME                             ADDRESS
          ----                             -------

          John L. Blankenship              5305 Slatermill Circle
                                           Douglasville, Georgia 30135

          NAME                             ADDRESS
          ----                             -------

          William A. Carruth, Jr.          980 Hiram-Acworth Road
                                           P. O. Box 423
                                           Hiram, Georgia 30141

          Harold T. Echols                 4645 Macland Road
                                           Hiram, Georgia 30141

          Gilbert W. Kirby                 8274 Cartersville Highway
                                           Dallas, Georgia 30132

          Claude K. Rainwater, Jr.         4019 Cole Road
                                           Villa Ricca, Georgia 30180

          James C. Scott, Jr.              5080 Due West Road
                                           Powder Springs, Georgia 30127

          J. Michael Womble                2900 Rome Road
                                           Cedartown, Georgia 30125


7.   PERSONAL LIABILITY OF BOARD OF DIRECTORS.
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     (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

          (i) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

          (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (iii) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributions of corporate assets to shareholders; or

          (iv) any transaction from which the director derived an improper material tangible personal benefit.

     (b) Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     (c) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

8.   SHAREHOLDERS' ACTIONS BY WRITTEN CONSENT.  Any action required or
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     permitted by the provisions of the Georgia Business Corporation Code, as the same may be amended or supplemented (the "Code"), to be taken at a shareholders' meeting may be taken without a meeting in accordance with of
     Section 14-2-704 of the Code if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

9.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.  The Corporation shall, to the
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     fullest extent permitted by the provisions of the Code, as the same may be amended and supplemented, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Code. Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

10.  CONSTITUENCIES.
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     (a) The Board of Directors, when evaluating any offer of another party (i) to make a tender offer or exchange offer for any equity security of the Corporation, (ii) to merge or effect a share exchange or similar transaction with the Corporation, or (iii) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (A) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (B) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the Corporation as an independent entity.

     (b) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 14 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

11.  SEVERABILITY.  Should any provision of these Articles of Incorporation,
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     or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.


     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation, this 9th day of May, 2001



                                   /s/ David Valentino
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                                   David Valentino, Incorporator